Exhibit 5.1

[Opinion of WSGR]

SumTotal Systems, Inc.

2444 Charleston Road

Mountain View, California 94043

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 19, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 8,215,677 shares of your Common Stock (the “Shares”) to be issued under your 2004 Equity Incentive Plan, Docent, Inc.’s 1997 Stock Option Plan and 2000 Omnibus Equity and Incentive Plan, Click2learn, Inc.’s 1995 Combined Incentive and Nonqualified Stock Option Plan, 1998 Equity Incentive Plan, 1998 Directors’ Stock Option Plan, 1999 Employee Stock Purchase Plan and Intelliprep Technologies, Inc.’s 2000 Equity Incentive Plan (collectively, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

It is our opinion that, when the Shares are issued and sold in compliance with applicable prospectus delivery requirements and in the manner described in the Plans, and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati